Exhibit 2

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement” or “Agreement”) dated as of April 14, 2003, by and between GenVec, Inc. (“GenVec”), a Delaware corporation having its principal executive office at 65 West Watkins Mill Road, Gaithersburg, MD 20878, and Diacrin, Inc. (“Diacrin”), a Delaware corporation having its principal executive office at Building 96, 13th Street, Charlestown, MA 02129.

WITNESSETH

                WHEREAS, the parties hereto desire that Diacrin shall be merged (“Merger”) with and into GenVec, with GenVec as the surviving corporation, pursuant to an Agreement and Plan of Merger in the form attached hereto as Annex A (“Plan of Merger”);

                WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Code (as defined hereinafter); and

                WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

                NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.   “Affiliate” is defined in Section 2.1(c) hereof.

1.2.   “Agreement” is defined in the Preamble hereto.

1.3.   “Closing” is defined in Section 4.8 hereof.

1.4.   “Closing Date” shall mean the date specified pursuant to Section 4.8 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

1.5.   “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6.   “Commission” or “SEC” shall mean the Securities and Exchange Commission.

1.7.   “Confidentiality Agreement” is defined in Section 4.4 hereof.

1.8.   “Continuing Employee” is defined in Section 4.13 hereof.

1.9.   “Control” means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

1.10.   “Covered Parties” is defined in Section 4.9(c) hereof.

1.11.   “DGCL” shall mean the General Corporation Law of the State of Delaware.

1.12.   “Diacrin” is defined in the Preamble hereto.

1.13.   “Diacrin Articles” is defined in Section 2.2 hereof.

1.14.   “Diacrin Board” is defined in Section 4.1(a) hereof.

1.15.   “Diacrin Bylaws” is defined in Section 2.2 hereof.

1.16.   “Diacrin Common Stock” is defined in Section 2.1(a) hereof.

1.17.   “Diacrin ERISA Affiliate” is defined in Section 2.12(a) hereof.

1.18.   “Diacrin Financial Statements” shall mean (i) the balance sheets of Diacrin as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000 as filed by Diacrin in SEC Documents prior to the date of this Agreement and (ii) the balance sheets of Diacrin and related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) as filed by Diacrin in SEC Documents with respect to periods ended subsequent to December 31, 2002.

1.19.   “Diacrin Incumbents” is defined in Section 4.9(a) hereof.

1.20.   “Diacrin Insiders” is defined in Section 4.12(c) hereof.

1.21.   “Diacrin Investments” is defined in Section 2.3(b) hereof.

1.22.   “Diacrin Licensed Intellectual Property” means Intellectual Property licensed to Diacrin or the Diacrin Subsidiary and material to the business, financial condition or results of operations of Diacrin and the Diacrin Subsidiary taken as a whole.

1.23.   “Diacrin Owned Intellectual Property” means Intellectual Property owned by Diacrin or the Diacrin Subsidiary and material to the business, financial condition or results of operations of Diacrin and the Diacrin Subsidiary taken as a whole.

1.24.   “Diacrin Meeting” is defined in Section 4.1(a) hereof.

1.25.   “Diacrin Pharmaceutical Products” is defined in Section 2.20(a) hereof.

1.26.   “Diacrin Plan” is defined in Section 2.12(a) hereof.

1.27.   “Diacrin Preferred Stock” is defined in Section 2.1(a) hereof.

1.28.   “Diacrin Rule 145 Affiliate” is defined in Section 4.10(a) hereof.

1.29.   “Diacrin Subsidiary” shall mean Diacrin/Genzyme LLC, a Massachusetts limited liability company.

1.30.   “Diacrin Takeover Proposal” is defined in Section 4.6(b)(16) hereof.

1.31.   “Diacrin Voting Proposal” is defined in Section 4.1(a) hereof.

1.32.   “Disclosure Letter” shall mean a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.  Each party’s Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles 2 and 3, as the case may be, and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in Article 2 or 3, as the case may be, and (2) any other paragraph of Article 2 or 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

1.33.   “Effective Date” shall mean the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

1.34.   “Environmental Claim” means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

1.35.   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern.  The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

1.36.   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.37.   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.38.   “FDA” is defined in Section 2.20(a) hereof.

1.39.   “FDCA” is defined in Section 2.20(a) hereof.

1.40.   “GAAP” is defined in Section 2.7 hereof.

1.41.   “GenVec” is defined in the Preamble hereto.

1.42.   “GenVec Articles” is defined in Section 3.2 hereof.

1.43.   “GenVec Board” is defined in Section 4.1(b) hereof.

1.44.   “GenVec Bylaws” is defined in Section 3.2 hereof.

1.45.   “GenVec Common Stock” is defined in Section 3.1(a) hereof.

1.46.   “GenVec ERISA Affiliate” is defined in Section 3.12(a) hereof.

1.47.   “GenVec Financial Statements” shall mean (i) the balance sheets of GenVec as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000 as filed by GenVec in SEC Documents prior to the date of this Agreement and (ii) the balance sheets of GenVec and related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) as filed by GenVec in SEC Documents with respect to periods ended subsequent to December 31, 2002.

1.48.   “GenVec Incumbents” is defined in Section 4.9(a) hereof.

1.49.   “GenVec Licensed Intellectual Property” means Intellectual Property licensed to GenVec and material to the business, financial condition or results of operations of GenVec.

1.50.   “GenVec Meeting” is defined in Section 4.9(b) hereof.

1.51.   “GenVec Owned Intellectual Property” means Intellectual Property owned by GenVec and material to the business, financial condition or results of operations of GenVec.

1.52.   “GenVec Pharmaceutical Products” is defined in Section 3.20(a) hereof.

1.53.   “GenVec Plan” is defined in Section 3.12(a) hereof.

1.54.   “GenVec Preferred Stock” is defined in Section 3.1(a) hereof.

1.55.   “GenVec Rights Agreement” shall mean the Rights Agreement, dated as of September 7, 2001, between GenVec and American Stock Transfer & Trust Company.

1.56.   “GenVec Takeover Proposal” is defined in Section 4.7(b)(16) hereof.

1.57.   “GenVec Voting Proposal” is defined in Section 4.1(b) hereof.

1.58.   “Governmental Entity” shall mean any foreign, federal or state government or political subdivision thereof, court, administrative agency or commission or other governmental authority or instrumentality.

1.59.   “Indemnified Parties” is defined in Section 4.9(b) hereof.

1.60.   “Intellectual Property” means (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, manufacturing processes and methods, formulae and technology, and (v) computer software.

1.61.   “Joint Proxy Statement/Prospectus” shall mean the Joint Proxy Statement/Prospectus (or similar documents) together with any supplements thereto sent to the stockholders of Diacrin and GenVec to solicit their votes in connection with this Agreement and the Plan of Merger.

1.62.   “Material Adverse Effect” shall mean, with respect to Diacrin or GenVec, as the case may be, any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the condition (financial or otherwise), results of operations, business, assets, liabilities or capitalization of such party and its subsidiaries, if any, taken as a whole or (ii) on the ability of such party to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include (i) the impact of changes in laws, regulations, accounting rules or interpretations thereof after the date of this Agreement, (ii) the impact of changes in general economic and/or general financial market conditions, (iii) expenses incurred in connection with the transactions contemplated hereby, (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (v) changes resulting from the announcement and performance of the transactions contemplated hereby; provided, further, that variations in operating results from internal projections and continued incurrence of losses in the ordinary course of business shall not by themselves constitute a Material Adverse Effect.

1.63.   “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

1.64.   “Merger” is defined in the Recitals hereto.

1.65.   “Outside Date” is defined in Section 6.1(f) hereof.

1.66.   “Plan of Merger” is defined in the Recitals hereof.

1.67.   “Previously Disclosed” shall mean disclosed prior to the execution hereof in an SEC Document filed with the SEC subsequent to January 1, 2002 and prior to the date hereof.

1.68.   “Registration Statement” shall mean the registration statement with respect to the GenVec Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

1.69.   “Regulation M-A Filing” is defined in Section 2.22 hereof.

1.70.   “Reorganization Agreement” is defined in the Preamble hereto.

1.71.   “Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue, exchange, transfer, deliver, sell or dispose of any of its capital stock or other equity interests, and stock appreciation rights, phantom stock, performance units and other similar stock–based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

1.72.   “SEC Documents” shall mean all reports and registration statements filed or furnished, or required to be filed or furnished, by a party hereto pursuant to the Securities Laws.

1.73.   “Section 16 Information” is defined in Section 4.12(b) hereof.

1.74.   “Securities Act” shall mean the Securities Act of 1933, as amended.

1.75.   “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

1.76.   “Subsidiary” shall mean a corporation, partnership, limited liability company, joint venture or other entity which is controlled directly or indirectly (through one or more intermediaries).

1.77.   “Tax,” collectively, “Taxes” shall mean all taxes, however denominated, including any interest, penalties, or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes and other fees, assessments, charges or obligations in the nature of taxes.

1.78.   “Tax Return,” collectively, “Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any Governmental Entity relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF DIACRIN

                Diacrin hereby represents and warrants to GenVec as follows:

2.1.   Capital Structure of Diacrin

(a)   The authorized capital stock of Diacrin consists of (i) 30,000,000 shares of common stock, par value $0.01 per share (“Diacrin Common Stock”), 17,937,204 shares of which, as of April 11, 2003, are issued and outstanding and none of which shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Diacrin Preferred Stock”), none of which are issued and outstanding.  Except as set forth above, Diacrin does not have any outstanding capital securities.

(b)   As of April 11, 2003, no shares of Diacrin Preferred Stock or Diacrin Common Stock were reserved for issuance, except that 256,625 shares of Diacrin Common Stock were reserved for issuance upon the exercise of stock options heretofore granted by Diacrin.  Section 2.1(b) of the Diacrin Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of:  (i) all Diacrin Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Diacrin Common Stock issued to date under such plan, the number of shares of Diacrin Common Stock subject to outstanding options under such plan and the number of shares of Diacrin Common Stock reserved for future issuance under such plan; and (ii) all outstanding Diacrin stock options, indicating with respect to each such stock option the name of the holder thereof, the plan under which it was granted, the number of shares of Diacrin Common Stock subject to such option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.  Except as set forth in this Section 2.1(b), Diacrin does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Diacrin.

(c)   All outstanding shares of Diacrin Common Stock are, and all shares of Diacrin Common Stock subject to issuance as specified in Section 2.1(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Diacrin Articles or Diacrin Bylaws or any agreement to which Diacrin is a party or is otherwise bound.  There are no obligations, contingent or otherwise, of Diacrin or the Diacrin Subsidiary to repurchase, redeem or otherwise acquire any shares of Diacrin Common Stock.  Except as set forth in Section 2.1(c) of the Diacrin Disclosure Letter, neither Diacrin nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Diacrin, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Diacrin.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.  Except as contemplated by this Agreement and as set forth in Section 2.1(c) of the Diacrin Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Diacrin or the Diacrin Subsidiary is a party or by which it or they are bound with respect to any equity security of any class of Diacrin.

2.2.   Organization, Standing and Authority of Diacrin

Diacrin is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  Diacrin has heretofore delivered to GenVec true and complete copies of the Certificate of Incorporation (“Diacrin Articles”) and Bylaws (“Diacrin Bylaws”) of Diacrin.

2.3.   Ownership of Diacrin Subsidiary; Capital Structure of Diacrin Subsidiary

(a)   Except for the Diacrin Subsidiary, there are no Diacrin Subsidiaries.  The outstanding membership interests of the Diacrin Subsidiary are validly issued and outstanding, fully paid and nonassessable and, except as set forth in Section 2.3(a) of the Diacrin Disclosure Letter, all such interests are directly or indirectly owned by Diacrin free and clear of all liens, claims and encumbrances.  The Diacrin Subsidiary is not bound by any Rights which are authorized, issued or outstanding with respect to the membership interests of the Diacrin Subsidiary and, except as set forth in Section 2.3(a) of the Diacrin Disclosure Letter, there are no agreements, understandings or commitments relating to the right of Diacrin to vote or to dispose of said interests.  None of the membership interests of the Diacrin Subsidiary has been issued in violation of the preemptive rights of any person.

(b)   Section 2.3(b) of the Diacrin Disclosure Letter lists all corporations, partnerships, limited liability companies, joint ventures or other entities of which Diacrin directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) (collectively, the “Diacrin Investments”).  Diacrin or the Diacrin Subsidiary, as the case may be, owns all Diacrin Investments free and clear of all liens, claims and encumbrances.  Except as set forth in Section 2.3(b) of the Diacrin Disclosure Letter, there are no outstanding contractual obligations of Diacrin or the Diacrin Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Diacrin Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Diacrin Investment.

2.4.   Organization, Standing and Authority of Diacrin Subsidiary

The Diacrin Subsidiary is a duly organized entity, validly existing and in good standing under applicable laws.  The Diacrin Subsidiary (i) has all requisite power and authority to own and lease its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Diacrin Subsidiary.  Diacrin has heretofore delivered to GenVec true and complete copies of the charter, bylaws or other organizational documents of the Diacrin Subsidiary.

2.5.   Authorized and Effective Agreement

(a)   Diacrin has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger, subject only to the adoption of this Reorganization Agreement and the Plan of Merger by its stockholders.  The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Diacrin, except that the affirmative vote of the holders of a majority of the outstanding shares of Diacrin Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the DGCL, Diacrin Articles, and Diacrin Bylaws.  The Diacrin Board has approved this Reorganization Agreement and the Plan of Merger and declared its advisability in accordance with the provisions of the DGCL and directed that this Agreement and the Plan of Merger be submitted to Diacrin’s stockholders for approval at a special or annual meeting.

(b)   Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Diacrin, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)   Except as set forth in Section 2.5(c) of the Diacrin Disclosure Letter, neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Diacrin with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter, bylaws or other organizational documents of Diacrin or the Diacrin Subsidiary, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of Diacrin or the Diacrin Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to Diacrin or the Diacrin Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin.  Section 2.5(c) of the Diacrin Disclosure Letter lists all consents, waivers and approvals under any of Diacrin’s or the Diacrin Subsidiary’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(d)   Except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity or The Nasdaq Stock Market, or any other person, is required to be made or obtained by Diacrin or the Diacrin Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.  As of the date hereof, Diacrin is not aware of any reason that the condition set forth in Section 5.1(b) would not be satisfied.

(e)   There are no bonds, debentures, notes or other indebtedness of Diacrin having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Diacrin may vote.

(f)   For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, Diacrin hereby represents that it will have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing Date, as well as less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing Date (as such terms are defined by 16 C.F.R. § 801.11).  Immediately following the Closing Date and as a result of this transaction governed by this Agreement, GenVec will not hold assets of Diacrin valued in excess of $200 million.

2.6.   SEC Documents; Regulatory Filings

Diacrin has filed all SEC Documents required by the Securities Laws since January 1, 2000 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws.  Each of Diacrin and the Diacrin Subsidiary has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

2.7.   Financial Statements; Books and Records

The Diacrin Financial Statements comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present the financial position of Diacrin as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of Diacrin for the periods then ended in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis except as disclosed therein (except in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act).  The books and records of Diacrin and the Diacrin Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.  The minute books of Diacrin and the Diacrin Subsidiary contain records which are accurate in all material respects of all corporate actions of its stockholders and the Diacrin Board (including committees thereof).

2.8.   Material Adverse Change

Except as set forth in Section 2.8 of the Diacrin Disclosure Letter, since December 31, 2002, (i) Diacrin and the Diacrin Subsidiary have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Diacrin and (iii) and no action or event has occurred that would have required the consent of GenVec pursuant to Section 4.6 of this Agreement had such action or event occurred after the date of this Agreement.

2.9.   Absence of Undisclosed Liabilities; Indebtedness

(a)   Neither Diacrin nor the Diacrin Subsidiary has any liability (accrued, contingent or otherwise and whether or not required to be reflected in financial statements in accordance with GAAP, and whether or not due or to become due), that is material to Diacrin taken as a whole, or that, when combined with all similar liabilities, would be material to Diacrin taken as a whole, except as Previously Disclosed in the Diacrin Financial Statements filed with the SEC prior to the date hereof and except for normal and recurring liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

(b)   Section 2.9(b) of the Diacrin Disclosure Letter sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Diacrin or the Diacrin Subsidiary in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.  For purposes of this Section and Section 3.9, “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person.  All of the outstanding indebtedness of the type described in this Section 2.9(b) may be prepaid at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

2.10.   Properties

All real and personal property owned by Diacrin or the Diacrin Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  Section 2.10 of the Diacrin Disclosure Letter lists all real or material personal property owned, leased or licensed by Diacrin or the Diacrin Subsidiary.  Diacrin and the Diacrin Subsidiary have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Diacrin and the Diacrin Subsidiary taken as a whole, and which are reflected on the Diacrin Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business.  All real and personal property which is material to Diacrin’s business taken as a whole and leased or licensed by Diacrin or the Diacrin Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Date.  Neither Diacrin, nor the Diacrin Subsidiary nor, to Diacrin’s knowledge, any other party is in default under any of Diacrin’s leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  Neither Diacrin nor the Diacrin Subsidiary leases, subleases or licenses any real property to any person.

2.11.   Tax Matters

(a)   All Tax Returns required to be filed by or with respect to Diacrin and the Diacrin Subsidiary have been timely filed, except where the failure to file such Tax Returns, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  All Taxes due by or on behalf of Diacrin or the Diacrin Subsidiary have been paid or adequate reserves have been established on Diacrin Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  Except as set forth in Section 2.11(a) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.

(b)   All Tax Returns filed by or with respect to Diacrin and the Diacrin Subsidiary are complete and accurate in all material respects.  Neither Diacrin nor the Diacrin Subsidiary is delinquent in the payment of any Tax with respect to Diacrin or the Diacrin Subsidiary, and, except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter, neither has requested any extension of time within which to file any Tax Returns with respect to Diacrin or the Diacrin Subsidiary which have not since been filed.  Except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter or as fully settled and paid or accrued on Diacrin Financial Statements, no audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to Diacrin or the Diacrin Subsidiary has been to the knowledge of Diacrin proposed, asserted or assessed (tentatively or otherwise).  Except as set forth in Section 2.11(b) of the Diacrin Disclosure Letter, there are currently no agreements in effect with respect to Diacrin or the Diacrin Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

(c)   Except as set forth in Section 2.11(c) of the Diacrin Disclosure Letter, neither the transactions contemplated hereby nor the termination of the employment of any employees of Diacrin or the Diacrin Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Diacrin or the Diacrin Subsidiary (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d)   Except as set forth in Section 2.11(d) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary is a party to any agreement (other than an agreement exclusively among Diacrin and the Diacrin Subsidiary) providing for the allocation or sharing of, or indemnification for, Taxes.

(e)   Neither Diacrin nor the Diacrin Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f)   Neither Diacrin nor the Diacrin Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to Diacrin or the Diacrin Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Diacrin or the Diacrin Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of GenVec after the Closing Date.

(g)   Except as set forth in Section 2.11(g) of the Diacrin Disclosure Letter, there are no deferred intercompany items, excess loss accounts or any other currently unrecognized income items that could be required to be recognized for Tax purposes by Diacrin or the Diacrin Subsidiary upon the occurrence of the transactions contemplated hereby or upon the disposition of the Diacrin Subsidiary or any of the properties held by Diacrin or the Diacrin Subsidiary.

(h)   All Taxes that Diacrin or the Diacrin Subsidiary is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in all material respects in accordance with all applicable provisions of the Code and the regulations issued thereunder.

(i)   Diacrin is not, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Code Section 897).  Further, Diacrin has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

(j)   For purposes of this Section 2.11, references to Diacrin and the Diacrin Subsidiary shall include predecessors thereof.

2.12.   Employee Benefit Plans

(a)   A true and complete list of each Diacrin Plan is contained in Section 2.12(a) of the Diacrin Disclosure Letter.  For purposes of this Section 2.12, the term “Diacrin Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit–sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Diacrin or by any trade or business, whether or not incorporated, that together with Diacrin would be deemed a “single employer” under Section 414 of the Code (a “Diacrin ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Diacrin or any Diacrin ERISA Affiliate.

(b)   With respect to each of the Diacrin Plans, Diacrin has made available to GenVec true and complete copies of each of the following documents:  (a) the Diacrin Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Diacrin Plan; and (d) the most recent determination letter received from the IRS with respect to each Diacrin Plan that is intended to be qualified under the Code.

(c)   No liability under Title IV of ERISA has been incurred by Diacrin or any Diacrin ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Diacrin or any Diacrin ERISA Affiliate of incurring a material liability under such Title.

(d)   Neither Diacrin nor any Diacrin ERISA Affiliate, nor any of the Diacrin Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Diacrin or any Diacrin ERISA Affiliate could, either directly or indirectly, incur a material liability or cost.

(e)   Neither Diacrin nor any Diacrin ERISA Affiliate has ever maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(f)   None of the Diacrin Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g)   Except as set forth in Section 2.12(g) of the Diacrin Disclosure Letter, a favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Diacrin Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and each such Diacrin Plan satisfies the requirements of Section 401(a) of the Code, except where the failure to satisfy such requirements, together with any other such failures, can be remedied under the Internal Revenue Service’s Employee Plans Compliance Resolution System (or other similar program) without incurring a material cost or liability.  Each of the Diacrin Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.  Each of the Diacrin Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(h)   There are no actions, suits or claims pending, or, to the knowledge of Diacrin, threatened or anticipated (other than routine claims for benefits) against any Diacrin Plan, the assets of any Diacrin Plan or against Diacrin or any Diacrin ERISA Affiliate with respect to any Diacrin Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Diacrin Plan or any fiduciary thereof who is a current or former employee or director of Diacrin (other than rules of general applicability).  There are no pending or, to the knowledge of Diacrin, threatened audits, examinations or investigations by any Governmental Entity involving any Diacrin Plan.

(i)   No Diacrin Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any of its current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(3) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Diacrin or the Diacrin ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

(j)   Except as set forth in Section 2.12(j) of the Diacrin Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or is a precondition to, (i) any current or former employee or director of Diacrin becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase of the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

2.13.   Certain Contracts

(a)   Except as Previously Disclosed as a material contract in Item 15 of Diacrin’s Form 10-K for the year ended December 31, 2002 or as set forth in Section 2.13(a) of Diacrin’s Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S–K of the SEC, (ii) any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect, (iii) any agreement, indenture or other instrument relating to the borrowing of money by Diacrin or the Diacrin Subsidiary or the guarantee by Diacrin or the Diacrin Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business and involving less than $50,000 in the aggregate, (iv) any agreement, arrangement or commitment with an Affiliate or former Affiliate, (v) any contract, agreement or understanding with a labor union, or (vi) any agreement relating to the grant of rights or licenses in Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property, in each case whether written or oral.  Each contract, agreement, arrangement or commitment referred to in this Section 2.13(a) is in full force and effect and is enforceable in accordance with its terms.

(b)   Except as set forth in Section 2.13(b) of the Diacrin Disclosure Letter, neither Diacrin nor the Diacrin Subsidiary nor, to Diacrin’s knowledge, any other party thereto, is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to Diacrin’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin.  Neither Diacrin nor the Diacrin Subsidiary has received notice from any party claiming that a default exists.

(c)   Neither Diacrin nor the Diacrin Subsidiary is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to Diacrin’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment.  Neither Diacrin nor the Diacrin Subsidiary has since January 1, 1997 been audited or investigated or is now being audited or, to Diacrin’s knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to Diacrin’s knowledge, has any such audit or investigation been threatened.  To Diacrin’s knowledge, there is no valid basis for (i) the suspension or debarment of Diacrin or the Diacrin Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

2.14.   Environmental Matters

(a)   Diacrin and the Diacrin Subsidiary are in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin.  Neither Diacrin nor the Diacrin Subsidiary has received any communication alleging that Diacrin or the Diacrin Subsidiary is not in such compliance and, to the knowledge of Diacrin, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by Diacrin or the Diacrin Subsidiary or any of its predecessors, or with respect to any previously owned or operated facilities.  Any past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, except such past non-compliance that could not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on Diacrin.

(b)   None of the properties owned, leased or operated by Diacrin or the Diacrin Subsidiary has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Diacrin.  None of the properties previously or currently owned, leased or operated by Diacrin or the Diacrin Subsidiary is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

(c)   To the knowledge of Diacrin, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against Diacrin or the Diacrin Subsidiary or against any person or entity whose liability for any Environmental Claim Diacrin or the Diacrin Subsidiary has or may have retained or assumed either contractually or by operation of law.

(d)   All material environmental assessment or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by Diacrin or the Diacrin Subsidiary are listed in Section 2.14(d) of the Diacrin Disclosure Letter, and Diacrin has made available to GenVec true and complete copies of all such reports, studies and analyses.

2.15.   Legal Proceedings

There are no actions, suits, proceedings, material claims, arbitrations or investigations instituted, pending or, to the knowledge of Diacrin, threatened against or affecting Diacrin or the Diacrin Subsidiary or against any asset, interest or right of Diacrin or the Diacrin Subsidiary.  There are no actual or, to the knowledge of Diacrin, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith.  There are no material judgments, orders or decrees outstanding against Diacrin or the Diacrin Subsidiary.

2.16.   Compliance with Laws; Permits

(a)   Each of Diacrin and the Diacrin Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Diacrin nor the Diacrin Subsidiary has received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations.  Neither Diacrin nor the Diacrin Subsidiary is subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

(b)   Each of Diacrin and the Diacrin Subsidiary has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  Each of Diacrin and the Diacrin Subsidiary is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Diacrin.  No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

2.17.   Brokers and Finders

Neither Diacrin nor the Diacrin Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Diacrin’s retention of SG Cowen to perform certain financial advisory services.

2.18.   Insurance

Diacrin and the Diacrin Subsidiary each currently maintains insurance with reputable insurance carriers in amounts reasonable for their operations.  Neither Diacrin nor the Diacrin Subsidiary has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Diacrin nor the Diacrin Subsidiary has been refused any insurance coverage sought or applied for, and Diacrin has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Diacrin or the Diacrin Subsidiary.

2.19.   Intellectual Property

(a)   The Diacrin Owned Intellectual Property and the Diacrin Licensed Intellectual Property include all of the material Intellectual Property used in, or necessary for, the ordinary day-to-day conduct of the business of Diacrin and the Diacrin Subsidiary as presently conducted.  Section 2.19(a) of the Diacrin Disclosure Letter contains a true and complete list of all (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) registered copyrights and applications for copyright registrations, and (iv) computer software (other than off-the-shelf, commercially available software) included in the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property.  Section 2.19(a) of the Diacrin Disclosure Letter contains a true and complete list of (i) all options, licenses and other contracts of any kind by which rights to Diacrin Licensed Intellectual Property were granted to or otherwise obtained by Diacrin, (ii) all options, licenses and other contracts of any kind by which rights to Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property were granted by Diacrin to any third party, and (iii) all other agreements relating to Diacrin Owned Intellectual Property.  Except as set forth in Section 2.19(a) of the Diacrin Disclosure Letter, Diacrin has not assigned, transferred, abandoned or otherwise forfeited any Diacrin Owned Intellectual Property.

(b)   Diacrin and the Diacrin Subsidiary own or have the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement GenVec will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments, liens or other claims by any third party, all Diacrin Owned Intellectual Property and all Diacrin Licensed Intellectual Property.  To the knowledge of Diacrin, all Diacrin Owned Intellectual Property and Diacrin Licensed Intellectual Property is valid and enforceable.  Except as set forth in Section 2.19(b) of the Diacrin Disclosure Schedule, there are no royalties, fees or other payments payable by Diacrin or the Diacrin Subsidiary to any third party by reason of the ownership, license (or sublicense) or use of the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property.

(c)   Neither Diacrin nor the Diacrin Subsidiary is, or will be as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, infringing, misappropriating or otherwise in material violation of any third-party Intellectual Property rights.

(d)   Except as set forth in Section 2.19(d) of the Diacrin Disclosure Letter, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Diacrin Owned Intellectual Property or any Diacrin Licensed Intellectual Property are currently pending or, to the knowledge of Diacrin, have been threatened or asserted against Diacrin or the Diacrin Subsidiary.

(e)   Diacrin has not received any communication (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by Diacrin or the Diacrin Subsidiary, infringes or misappropriates any Intellectual Property of any third party; (ii) against the use by Diacrin or the Diacrin Subsidiary of any Intellectual Property used in the business of Diacrin or the Diacrin Subsidiary as currently conducted; (iii) challenging the ownership, validity or enforceability of any of Diacrin’s or the Diacrin Subsidiary’s rights with respect to the Diacrin Owned Intellectual Property; or (iv) challenging Diacrin’s or the Diacrin Subsidiary’s license to use any Diacrin Licensed Intellectual Property.

(f)   Except as set forth in Section 2.19(f) of the Diacrin Disclosure Letter, Diacrin has not received any communication to the effect that the operation of the business of Diacrin or the Diacrin Subsidiary as currently conducted and the use of the Diacrin Owned Intellectual Property and the Diacrin Licensed Intellectual Property in connection therewith, infringes, misappropriates or otherwise violates the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending and, to the knowledge of Diacrin, there are no actions or claims threatened against Diacrin or the Diacrin Subsidiary alleging any of the foregoing.  To the knowledge of Diacrin, no third-party is engaging in any activity that infringes, misappropriates or otherwise violates the Diacrin Owned Intellectual Property or the Diacrin Licensed Intellectual Property.

(g)   Each of Diacrin and the Diacrin Subsidiary has taken, and will continue through the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger to take, reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all trade secrets included in the Diacrin Owned Intellectual Property and all Diacrin Licensed Intellectual Property.  Without limiting the foregoing, all current and former directors, officers, employees, agents, independent contractors and consultants of Diacrin and the Diacrin Subsidiary have executed and delivered to and in favor of Diacrin or the Diacrin Subsidiary an agreement regarding (i) the protection and use of all confidential and proprietary information (whether or not Diacrin’s or the Diacrin Subsidiary’s) provided by or on behalf of Diacrin or the Diacrin Subsidiary to such director, officer, employee, agent, independent contractor or consultant, and (ii) the assignment to Diacrin or the Diacrin Subsidiary of all Intellectual Property and other proprietary rights arising from or related to, directly or indirectly, the services performed for Diacrin or the Diacrin Subsidiary by such person or entity.

(h)   Diacrin, the Diacrin Subsidiary, and their respective current and former directors, officers, employees, agents, independent contractors and consultants have not disclosed any of the trade secrets included in the Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property to any person or entity other than (i) to employees who had a need to know and use such Diacrin Owned Intellectual Property or Diacrin Licensed Intellectual Property in the course of their employment, (ii) to other persons or entities under confidentiality and disclosure agreements.

2.20.   Regulatory Compliance

(a)   All biological and drug products being manufactured, distributed or developed by Diacrin (“Diacrin Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

(b)   All clinical trials conducted by or on behalf of Diacrin have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(c)   All manufacturing operations conducted by or for the benefit of Diacrin have been and are being conducted in accordance, in all material respects, with the FDA’s recommended current Good Manufacturing Practices continuum for drug and biological products.  In addition, Diacrin is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(d)   Neither Diacrin nor any representative of Diacrin, nor to the knowledge of Diacrin, any of its licensees or assignees of Diacrin Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Diacrin or otherwise restrict the preclinical research on or clinical study of any Diacrin Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Diacrin Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Diacrin Pharmaceutical Product.

(e)   Neither Diacrin nor, to the knowledge of Diacrin, any of its officers, key employees, agents or clinical investigators acting for Diacrin, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither Diacrin, nor to the knowledge of Diacrin, any officer, key employee or agent of Diacrin has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f)   All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Diacrin Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Diacrin.

(g)   Diacrin has made available to GenVec copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA.  Diacrin has made available to GenVec for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by or which bear in any way on Diacrin’s compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any Diacrin Pharmaceutical Products.

(h)   There are no proceedings pending with respect to a violation by Diacrin of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

2.21.   Employees

(a)   To the knowledge of Diacrin, no employee of Diacrin or the Diacrin Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Diacrin or the Diacrin Subsidiary because of the nature of the business conducted by Diacrin or the Diacrin Subsidiary or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, have had, or is reasonably likely to have a Material Adverse Effect on Diacrin.  To the knowledge of Diacrin, no key employee or group of employees has any plans to terminate employment with Diacrin or the Diacrin Subsidiary.

(b)   Neither Diacrin nor the Diacrin Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Neither Diacrin nor the Diacrin Subsidiary is the subject of any proceeding asserting that Diacrin or the Diacrin Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on Diacrin, nor is there pending or, to the knowledge of Diacrin, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Diacrin or the Diacrin Subsidiary.

2.22.   Information Provided

The information to be supplied by or on behalf of Diacrin for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of Diacrin for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M–A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information to be supplied by or on behalf of Diacrin for inclusion in the Joint Proxy Statement/Prospectus, which information shall be deemed to include all information about or relating to Diacrin shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Diacrin or GenVec, or at the time of the Diacrin Meeting or the GenVec Meeting or at the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Diacrin Meeting or the GenVec Meeting which has become false or misleading.  If at any time prior to the Effective Date any fact or event relating to Diacrin or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by Diacrin or should occur, Diacrin shall promptly inform GenVec of such fact or event.

2.23.   Fairness Opinion

Diacrin has received a written opinion of SG Cowen Securities Corporation to the effect that, as of the date hereof, the Exchange Ratio (as defined in the Plan of Merger) is fair from a financial point of view to the holders of Diacrin Common Stock.

2.24.   Antitakeover Provisions

The Diacrin Board has, to the extent such statutes are applicable, taken all action (including the approval of the Diacrin Board) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.  To the knowledge of Diacrin, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

2.25.   No Existing Discussions

Diacrin is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Diacrin Takeover Proposal.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GENVEC

GenVec hereby represents and warrants to Diacrin as follows:

3.1.   Capital Structure of GenVec

(a)   The authorized capital stock of GenVec consists of (i) 60,000,000 shares of common stock, par value $0.001 per share (“GenVec Common Stock”), 22,726,582 shares of which, as of April 11, 2003, are issued and outstanding and 70,950 shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“GenVec Preferred Stock”), none of which are issued and outstanding.  600,000 shares of GenVec Preferred Stock have been designated as Series A Junior Participating Preferred Stock.  Except as set forth above, GenVec does not have any outstanding capital securities.

(b)   As of April 11, 2003, no shares of GenVec Preferred Stock or GenVec Common Stock were reserved for issuance, except that (i) 4,375,299 shares of GenVec Common Stock were reserved for issuance upon the exercise of stock options heretofore granted by GenVec, and (ii) 577,646 shares of GenVec Common Stock were reserved for issuance upon the exercise of warrants heretofore issued by GenVec.  Section 3.1(b) of the GenVec Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of:

(i) all GenVec Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of GenVec Common Stock issued to date under such plan, the number of shares of GenVec Common Stock subject to outstanding options under such plan and the number of shares of GenVec Common Stock reserved for future issuance under such plan; (ii) all outstanding GenVec stock options, indicating with respect to each such stock option the name of the holder thereof, the plan under which it was granted, the number of shares of GenVec Common Stock subject to such option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger;  and (iii) a complete and accurate list of all holders of warrants indicating the number and type of shares of GenVec Common Stock subject to each warrant, and the exercise price, the date of grant and the expiration date thereof.  Except as set forth in Section 3.1(b) and Rights issued pursuant to the GenVec Rights Agreement, GenVec does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of GenVec.

(c)   All outstanding shares of GenVec Common Stock are, and all shares of GenVec Common Stock subject to issuance as specified in Section 3.1(b) and issuable pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, GenVec Articles or GenVec Bylaws or any agreement to which GenVec is a party or is otherwise bound.  There are no obligations, contingent or otherwise, of GenVec to repurchase, redeem or otherwise acquire any shares of GenVec Common Stock.  Except as set forth in Section 3.1(c) of the GenVec Disclosure Letter, neither GenVec nor any of its Affiliates is a party to or is bound by any, and to the knowledge of GenVec, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of GenVec.  Except as contemplated by this Agreement and as set forth in Section 3.1(c) of the GenVec Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which GenVec is a party or by which it or they are bound with respect to any equity security of any class of GenVec.

3.2.   Organization, Standing and Authority of GenVec

GenVec is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec has heretofore delivered to Diacrin true and complete copies of the Certificate of Incorporation (“GenVec Articles”) and Bylaws (“GenVec Bylaws”) of GenVec.

3.3.   No GenVec Subsidiaries; GenVec Investments

(a)   GenVec has no Subsidiaries.

(b)   GenVec does not directly or indirectly own an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) in any corporations, partnerships, limited liability companies, joint ventures or other entities.

3.4.   [Intentionally omitted.]

3.5.   Authorized and Effective Agreement

(a)   GenVec has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger, subject only to the adoption of this Reorganization Agreement and the Plan of Merger by its stockholders.  The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GenVec, except that the affirmative vote of the holders of a majority of the outstanding shares of GenVec Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the DGCL and GenVec Articles and GenVec Bylaws.  The GenVec board has approved this Reorganization Agreement and the Plan of Merger and declared its advisability in accordance with the provisions of the DGCL and directed that this Agreement and the Plan of Merger be submitted to GenVec’s stockholders for approval at a special or annual meeting.

(b)   Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of GenVec, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)   Except as set forth in Section 3.5(c) of the GenVec Disclosure Letter, neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by GenVec with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation, charter, bylaws or other organizational documents of GenVec, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of GenVec pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to GenVec, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec.  Section 3.5(c) of the GenVec Disclosure Letter lists all consents, waivers and approvals under any of GenVec’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(d)   Except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of, or Rule 14a-12 under, the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (vi) the filing of a Notification Form:  Listing of Additional Shares with The Nasdaq Stock Market with respect to the shares of GenVec Common Stock to be issued in the Merger and (vii) as set forth in Section 3.5(d) of the GenVec Disclosure Letter, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity or The Nasdaq Stock Market, or any other person, is required to be made or obtained by GenVec on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.  As of the date hereof, GenVec is not aware of any reason that the condition set forth in Section 5.1(b) would not be satisfied.

(e)   There are no bonds, debentures, notes or other indebtedness of GenVec having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of GenVec may vote.

(f)   For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, GenVec hereby represents that it will have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing, as well as less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing (as such terms are defined by 16 C.F.R. § 801.11).  Immediately following the Closing and as a result of this transaction governed by this Agreement, GenVec will not hold assets of Diacrin valued in excess of $200 million.

3.6.   SEC Documents; Regulatory Filings

GenVec has filed all SEC Documents required by the Securities Laws since January 1, 2000 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws.  Except as set forth in Section 3.6 of the GenVec Disclosure Letter, GenVec has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.7.   Financial Statements; Books and Records

The GenVec Financial Statements comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present the financial position of GenVec as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of GenVec for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis except as disclosed therein (except in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act).  The books and records of GenVec fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.  The minute books of GenVec contain records which are accurate in all material respects of all corporate actions of its stockholders and Board of Directors (including committees of its Board of Directors).

3.8.   Material Adverse Change

Except as set forth in Section 3.8 of the GenVec Disclosure Letter, since December 31, 2002, (i) GenVec has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on GenVec, and (iii) and no action or event has occurred that would have required the consent of Diacrin pursuant to Section 4.7 of this Agreement had such action or event occurred after the date of this Agreement.

3.9.   Absence of Undisclosed Liabilities; Indebtedness

(a)   GenVec does not have any liability (accrued, contingent or otherwise and whether or not required to be reflected in financial statements in accordance with GAAP, and whether or not due or to become due), that is material to GenVec, or that, when combined with all similar liabilities, would be material to GenVec, except as set forth in Section 3.9(a) of the GenVec Disclosure Letter and as Previously Disclosed in the GenVec Financial Statements filed with the SEC prior to the date hereof and except for normal and recurring liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

(b)   Section 3.9(b) of the GenVec Disclosure Letter sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of GenVec in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.  Except as set forth in Section 3.9(b) of the GenVec Disclosure Letter, all of the outstanding indebtedness of the type described in this Section 3.9(b) may be prepaid at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

3.10.   Properties

All real and personal property owned by GenVec or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  Section 3.10 of the GenVec Disclosure Letter lists all real or material personal property owned, leased or licensed by GenVec.  GenVec has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of GenVec, and which are reflected on the GenVec Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business and (iv) as set forth in Section 3.10 of the GenVec Disclosure Letter.  All real and personal property which is material to GenVec’s business and leased or licensed by GenVec is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Date. Neither GenVec nor, to GenVec’s knowledge, any other party is in default under any of GenVec’s leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec does not lease, sublease or license any real property to any person.

3.11.   Tax Matters

(a)   All Tax Returns required to be filed by or with respect to GenVec have been timely filed, except where the failure to file such Tax Returns, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  All Taxes due by or on behalf of GenVec have been paid or adequate reserves have been established on GenVec Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec shall not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.

(b)   All Tax Returns filed by or with respect to GenVec are complete and accurate in all material respects.  GenVec is not delinquent in the payment of any Tax with respect to GenVec, and, except as set forth in Section 3.11(b) of the GenVec Disclosure Letter, GenVec has not requested any extension of time within which to file any Tax Returns with respect to GenVec which have not since been filed.  Except as set forth in Section 3.11(b) of the GenVec Disclosure Letter or as fully settled and paid or accrued on GenVec Financial Statements, no audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to GenVec has been to the knowledge of GenVec proposed, asserted or assessed (tentatively or otherwise).  There are currently no agreements in effect with respect to GenVec to extend the period of limitations for the assessment or collection of any Tax.

(c)   Neither the transactions contemplated hereby nor the termination of the employment of any employees of GenVec prior to or following consummation of the transactions contemplated hereby shall result in GenVec (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d)   GenVec is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e)   GenVec is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f)   GenVec has not executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to GenVec, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting GenVec pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of GenVec after the Closing Date.

(g)   There are no deferred intercompany items, excess loss accounts or any other currently unrecognized income items that could be required to be recognized for Tax purposes by GenVec upon the occurrence of the transactions contemplated hereby or upon the disposition of any of the properties held by GenVec.

(h)   All Taxes that GenVec is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in all material respects in accordance with all applicable provisions of the Code and the regulations issued thereunder.

(i)   GenVec is not, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Code Section 897).  Further, GenVec has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

(j)   For purposes of this Section 3.11, references to GenVec shall include predecessors thereof.

3.12.   Employee Benefit Plans

(a)   A true and complete list of each GenVec Plan is contained in Section 3.12(a) of the GenVec Disclosure Letter.  For purposes of this Section 3.12, the term “GenVec Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit–sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by GenVec or by any trade or business, whether or not incorporated, that together with GenVec would be deemed a “single employer” under Section 414 of the Code (an “GenVec ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of GenVec or any GenVec ERISA Affiliate.

(b)   With respect to each of the GenVec Plans, GenVec has made available to Diacrin true and complete copies of each of the following documents:  (a) the GenVec Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such GenVec Plan; and (d) the most recent determination letter received from the IRS with respect to each GenVec Plan that is intended to be qualified under the Code.

(c)   No liability under Title IV of ERISA has been incurred by GenVec or any GenVec ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to GenVec or any GenVec ERISA Affiliate of incurring a material liability under such Title.

(d)   Neither GenVec nor any GenVec ERISA Affiliate, nor any of the GenVec Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which GenVec or any GenVec ERISA Affiliate could, either directly or indirectly, incur a material liability or cost.

(e)   Neither GenVec nor any GenVec ERISA Affiliate has ever maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(f)   None of the GenVec Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g)   Except as set forth in Section 3.12(g) of the GenVec Disclosure Schedule, a favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the GenVec Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and each such GenVec Plan satisfies the requirements of Section 401(a) of the Code, except where the failure to satisfy such requirements, together with any other such failures, can be remedied under the Internal Revenue Service’s Employee Plans Compliance Resolution System (or other similar program) without incurring a material cost or liability.  Each of the GenVec Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.  Each of the GenVec Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(h)   There are no actions, suits or claims pending, or, to the knowledge of GenVec, threatened or anticipated (other than routine claims for benefits) against any GenVec Plan, the assets of any GenVec Plan or against GenVec or any GenVec ERISA Affiliate with respect to any GenVec Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any GenVec Plan or any fiduciary thereof who is a current or former employee or director of GenVec (other than rules of general applicability).  There are no pending or, to the knowledge of GenVec, threatened audits, examinations or investigations by any Governmental Entity involving any GenVec Plan.

(i)   No GenVec Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any of its current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(3) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of GenVec or the GenVec ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

(j)   Except as set forth in Section 3.12(j) of the GenVec Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or is a precondition to, (i) any current or former employee or director of GenVec becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase of the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

3.13.   Certain Contracts

(a)   Except as Previously Disclosed as a material contract in Item 15 of GenVec’s Form 10-K for the year ended December 31, 2002 or as set forth in Section 3.13(a) of the GenVec Disclosure Letter, GenVec is not a party to, or bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S–K of the SEC, (ii) any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect, (iii) any agreement, indenture or other instrument relating to the borrowing of money by GenVec or the guarantee by GenVec of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business and involving less than $50,000 in the aggregate, (iv) any agreement, arrangement or commitment with an Affiliate or former Affiliate, (v) any contract, agreement or understanding with a labor union, or (vi) any agreement relating to the grant of rights or licenses in GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property, in each case whether written or oral.  Each contract, agreement, arrangement or commitment referred to in this Section 3.13(a) is in full force and effect and is enforceable in accordance with its terms.

(b)   Except as set forth in Section 3.13(b) of GenVec’s Disclosure Letter, GenVec is not in default, and to GenVec’s knowledge no other party thereto is in default, under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to GenVec’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec has not received notice from any party claiming that a default exists.

(c)   GenVec is not and has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to GenVec’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment.  GenVec has not since January 1, 1997 been audited or investigated or is now being audited or, to GenVec’s knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to GenVec’s knowledge, has any such audit or investigation been threatened.  To GenVec’s knowledge, there is no valid basis for (i) the suspension or debarment of GenVec from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

3.14.   Environmental Matters

(a)   GenVec is in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec has not received any communication alleging that GenVec is not in such compliance and, to the knowledge of GenVec, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by GenVec or any of its predecessors, or with respect to any previously owned or operated facilities.  Any past non–compliance with Environmental Laws has been resolved without any pending, on–going or future obligation, cost or liability, except such past non-compliance that could not reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on GenVec.

(b)   None of the properties owned, leased or operated by GenVec has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on GenVec.  None of the properties previously or currently owned, leased or operated by GenVec is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

(c)   To the knowledge of GenVec, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against GenVec or against any person or entity whose liability for any Environmental Claim GenVec has or may have retained or assumed either contractually or by operation of law.

(d)   All material environmental assessment or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by GenVec are listed in Section 3.14(d) of the GenVec Disclosure Letter, and GenVec has made available to Diacrin true and complete copies of all such reports, studies and analyses.

3.15.   Legal Proceedings

Except as set forth in Section 3.15 of the GenVec Disclosure Letter, there are no actions, suits, proceedings, material claims, arbitrations or investigations instituted, pending or, to the knowledge of GenVec, threatened against or affecting GenVec or against any asset, interest or right of GenVec.  There are no actual or, to the knowledge of GenVec, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith.  There are no material judgments, orders or decrees outstanding against GenVec.

3.16.   Compliance with Laws; Permits

(a)   GenVec is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and GenVec has not received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation,

(ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. GenVec is not subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

(b)   GenVec has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  GenVec is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on GenVec.  No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.17.   Brokers and Finders

Neither GenVec nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for GenVec’s retention of Needham & Company, Inc., to perform certain financial advisory services.

3.18.   Insurance

GenVec currently maintains insurance with reputable insurance carriers in amounts reasonable for its operations. GenVec has not received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, GenVec has not been refused any insurance coverage sought or applied for, and GenVec has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of GenVec.

3.19.   Intellectual Property

(a)   The GenVec Owned Intellectual Property and the GenVec Licensed Intellectual Property include all of the material Intellectual Property used in, or necessary for, the ordinary day-to-day conduct of the business of GenVec as presently conducted.  Section 3.19(a) of the GenVec Disclosure Letter contains a true and complete list of all (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) registered copyrights and applications for copyright registrations, and (iv) computer software (other than off-the-shelf, commercially available software) included in the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property.  Section 3.19(a) of the GenVec Disclosure Letter contains a true and complete list of (i) all options, licenses and other contracts of any kind by which rights to GenVec Licensed Intellectual Property were granted to or otherwise obtained by GenVec,

(ii) all options, licenses and other contracts of any kind by which rights to GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property were granted by GenVec to any third party, and (iii) all other agreements relating to GenVec Owned Intellectual Property.  GenVec has not assigned, transferred, abandoned or otherwise forfeited any GenVec Owned Intellectual Property.

(b)   GenVec owns or has the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement GenVec will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments, liens or other claims by any third party, all GenVec Owned Intellectual Property and all GenVec Licensed Intellectual Property.  To the knowledge of GenVec, all GenVec Owned Intellectual Property and GenVec Licensed Intellectual Property is valid and enforceable.  Except as set forth in Section 3.19(b) of the GenVec Disclosure Schedule, there are no royalties, fees or other payments payable by GenVec to any third party by reason of the ownership, license (or sublicense) or use of the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property.

(c)   GenVec is not and will not be as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, infringing, misappropriating or otherwise in material violation of any third-party Intellectual Property rights.

(d)   Except as set forth in Section 3.19(d) of the GenVec Disclosure Letter, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any GenVec Owned Intellectual Property or any GenVec Licensed Intellectual Property are currently pending or, to the knowledge of GenVec, have been threatened or asserted against GenVec.

(e)   Except as set forth in Section 3.19(e) of the GenVec Disclosure Letter, GenVec has not received any communication (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by GenVec, infringes or misappropriates any Intellectual Property of any third party; (ii) against the use by GenVec of any Intellectual Property used in the business of GenVec as currently conducted; (iii) challenging the ownership, validity or enforceability of any of GenVec’s rights with respect to the GenVec Owned Intellectual Property; or (iv) challenging GenVec’s license to use any GenVec Licensed Intellectual Property.

(f)   Except as set forth in Section 3.19(f) of the GenVec Disclosure Letter, GenVec has not received any communication to the effect that the operation of the business of GenVec as currently conducted and the use of the GenVec Owned Intellectual Property and the GenVec Licensed Intellectual Property in connection therewith, infringes, misappropriates or otherwise violates the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending and, to the knowledge of GenVec, there are no actions or claims threatened against GenVec alleging any of the foregoing.  To the knowledge of GenVec, no third-party is engaging in any activity that infringes, misappropriates or otherwise violates the GenVec Owned Intellectual Property or the GenVec Licensed Intellectual Property.

(g)   GenVec has taken, and will continue through the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger to take, reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all trade secrets included in the GenVec Owned Intellectual Property and all GenVec Licensed Intellectual Property.  Without limiting the foregoing, all current and former directors, officers, employees, agents, independent contractors and consultants of GenVec have executed and delivered to and in favor of GenVec an agreement regarding (i) the protection and use of all confidential and proprietary information (whether or not GenVec’s) provided by or on behalf of GenVec to such director, officer, employee, agent, independent contractor or consultant, and (ii) the assignment to GenVec of all Intellectual Property and other proprietary rights arising from or related to, directly or indirectly, the services performed for GenVec by such person or entity.

(h)   GenVec and its current and former directors, officers, employees, agents, independent contractors and consultants have not disclosed any of the trade secrets included in the GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property to any person or entity other than (i) to employees who had a need to know and use such GenVec Owned Intellectual Property or GenVec Licensed Intellectual Property in the course of their employment, (ii) to other persons or entities under confidentiality and disclosure agreements.

3.20.   Regulatory Compliance

(a)   All biological and drug products being manufactured, distributed or developed by GenVec (“GenVec Pharmaceutical Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

(b)   All clinical trials conducted by or on behalf of GenVec have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(c)   All manufacturing operations conducted by or for the benefit of GenVec have been and are being conducted in accordance, in all material respects, with the FDA’s recommended current Good Manufacturing Practices continuum for drug and biological products.  In addition, GenVec is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(d)   Neither GenVec nor any representative of GenVec, nor to the knowledge of GenVec, any of its licensees or assignees of GenVec Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by GenVec or otherwise restrict the preclinical research on or clinical study of any GenVec Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of GenVec Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any GenVec Pharmaceutical Product.

(e)   Neither GenVec nor, to the knowledge of GenVec, any of its officers, key employees, agents or clinical investigators acting for GenVec, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Additionally, neither GenVec, nor to the knowledge of GenVec, any officer, key employee or agent of GenVec has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f)   All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the GenVec Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA, and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by GenVec.

(g)   GenVec has made available to Diacrin copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA.  GenVec has made available to GenVec for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by or which bear in any way on GenVec’s compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any GenVec Pharmaceutical Products.

(h)   There are no proceedings pending with respect to a violation by GenVec of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

3.21.   Employees

(a)   To the knowledge of GenVec, no employee of GenVec is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by GenVec because of the nature of the business conducted by GenVec or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, have had, or is reasonably likely to have a Material Adverse Effect on GenVec.  Except as set forth in Section 3.21 of the GenVec Disclosure Letter, to the knowledge of GenVec, no key employee or group of employees has any plans to terminate employment with GenVec.

(b)   GenVec is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. GenVec is not the subject of any proceeding asserting that GenVec has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had, or is reasonably likely to have a Material Adverse Effect on GenVec, nor is there pending or, to the knowledge of GenVec, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving GenVec.

3.22.   Information Provided

The information in the Registration Statement to be supplied by or on behalf of GenVec for inclusion or incorporation by reference in the Registration Statement, or to be included or supplied by or on behalf of GenVec for inclusion in any Regulation M-A Filing, shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The information to be supplied by or on behalf of GenVec for inclusion in the Joint Proxy Statement/Prospectus, which information shall be deemed to include all information about or relating to GenVec, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of GenVec or Diacrin, or at the time of the GenVec Meeting or the Diacrin Meeting or at the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GenVec Meeting or the Diacrin Meeting which has become false or misleading.  If at any time prior to the Effective Date any fact or event relating to GenVec or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by GenVec or should occur, GenVec shall promptly inform Diacrin of such fact or event.

3.23.    Fairness Opinion

GenVec has received a written opinion of Needham & Company, Inc., to the effect that, as of the date hereof, the financial terms of the Merger are fair from a financial point of view to the holders of GenVec Common Stock.

3.24.   Antitakeover Provisions

The GenVec Board has, to the extent such statutes are applicable, taken all action (including the approval of the GenVec Board) necessary to render the provisions of Section 203 of the Delaware General Corporation Law inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.  To the knowledge of GenVec, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

3.25.   No Existing Discussions

GenVec is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a GenVec Takeover Proposal.

ARTICLE 4

COVENANTS

4.1.   Stockholders’ Meetings

(a)   Diacrin, acting through the Diacrin Board of Directors (the “Diacrin Board”), shall take all actions in accordance with applicable law, the Diacrin Articles and the Diacrin Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, a special or annual meeting of the Diacrin stockholders (the “Diacrin Meeting”) to consider the adoption of this Agreement and the approval of the Merger (the “Diacrin Voting Proposal”).  Subject to the fiduciary duties of the Diacrin Board, (i) the Diacrin Board shall recommend approval and adoption of the Diacrin Voting Proposal by the stockholders of Diacrin and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Diacrin Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to GenVec, the recommendation of the Diacrin Board that Diacrin’s stockholders vote in favor of the Diacrin Voting Proposal.  Subject to the fiduciary duties of the Diacrin Board, Diacrin shall take all action that is both commercially reasonable and lawful to solicit from its stockholders proxies in favor of the Diacrin Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Diacrin stockholders required by the DGCL to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, after consultation with GenVec, Diacrin may adjourn or postpone the Diacrin Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Diacrin’s stockholders or, if as of the time for which the Diacrin Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Diacrin Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Diacrin Meeting.

(b)   GenVec, acting through the GenVec Board of Directors (the “GenVec Board”), shall take all actions in accordance with applicable law, the GenVec Articles and the

GenVec Bylaws and the rules of The Nasdaq Stock Market to promptly and duly to call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, a special or annual meeting of the GenVec stockholders (the “GenVec Meeting”) to consider the adoption of this Agreement, the approval of the Merger and the issuance of the shares of GenVec Common Stock in the Merger (the “GenVec Voting Proposal”).  Subject to the fiduciary duties of the GenVec Board, (i) the GenVec Board shall recommend approval of the GenVec Voting Proposal by the stockholders of GenVec and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the GenVec Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Diacrin, the recommendation of the GenVec Board that GenVec’s stockholders vote in favor of the GenVec Voting Proposal.  Subject to the fiduciary duties of the GenVec Board, GenVec shall take all action that is both commercially reasonable and lawful to solicit from its stockholders proxies in favor of the GenVec Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the GenVec stockholders required by the DGCL and the rules of The Nasdaq Stock Market to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement GenVec, after consultation with Diacrin, GenVec may adjourn or postpone the GenVec Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to GenVec’s stockholders or, if as of the time for which the GenVec Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of GenVec Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the GenVec Meeting.

(c)   Diacrin and GenVec shall call, give notice of, convene and hold the Diacrin Meeting and the GenVec Meeting, respectively, in accordance with this Section 4.1, and shall submit the Diacrin Voting Proposal and the GenVec Voting Proposal, respectively, to their respective stockholders for the purpose of acting upon such proposal whether or not the Diacrin Board or the GenVec Board, as the case may be, at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Diacrin or GenVec, as the case may be, reject such proposal.

4.2.   Joint Proxy Statement/Prospectus; Registration Statement

As promptly as practicable after the date hereof, GenVec and Diacrin shall cooperate in the preparation of the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Diacrin and GenVec in connection with the Merger and the transactions contemplated thereby and to be filed by GenVec as part of the Registration Statement.  Each of GenVec and Diacrin shall promptly respond to any comments of the SEC.  Each of GenVec and Diacrin shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.2 (a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder and (b) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, or the Registration Statement, GenVec or Diacrin, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of GenVec and Diacrin, such amendment or supplement.  GenVec will advise Diacrin, promptly after it receives notice thereof, of the time when the Registration Statement or any post–effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the GenVec Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  GenVec and Diacrin shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act.  GenVec shall take all actions necessary to register or qualify the shares of GenVec Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.  Prior to the Effective Date, GenVec shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form: Listing of Additional Shares with respect to the shares of GenVec Common Stock issuable in connection with the Merger or upon exercise of Diacrin stock options.

4.3.   Efforts to Close

(a)   GenVec and Diacrin shall each use its commercially reasonable efforts, and Diacrin shall, to the extent within its control, cause the Diacrin Subsidiary to use its commercially reasonable efforts (not to require the payment of any money, other than reimbursement of minor out-of-pocket expenses, to any third party), to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.2 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, and (2) obtaining all necessary permits, waivers, consents, authorizations, qualifications, orders and approvals from any Governmental Entity.  No party hereto shall take or fail to take, or cause or permit the Diacrin Subsidiary to take or fail to take, or fail to use commercially reasonable efforts to permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger or as a reorganization within the meaning of Section 368(a) of the Code.  In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, such party shall use commercially reasonable efforts to take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

(b)   Diacrin shall give prompt notice to GenVec, and GenVec shall give prompt notice to Diacrin, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Diacrin or GenVec, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use commercially reasonable efforts to remedy such failure.  No notice pursuant to this Section 4.3(b) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.

4.4.   Investigation and Confidentiality

Diacrin and GenVec each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger.  GenVec and Diacrin each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations.  GenVec and Diacrin agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request.  No investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto.  Each party hereto shall hold all information furnished by the other party or the Diacrin Subsidiary, or such party’s representatives pursuant to this Section 4.4 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated November 1, 2002 and March  18, 2003, respectively, between Diacrin and GenVec (collectively, the “Confidentiality Agreement”).

4.5.   Press Releases

Diacrin and GenVec shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of The Nasdaq Stock Market.

4.6.   Covenants of Diacrin

(a)   Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by GenVec, Diacrin shall, and shall, to the extent within its control, cause the Diacrin Subsidiary to, use its commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)   Diacrin shall not, and shall not, to the extent within its control, permit the Diacrin Subsidiary to, except with the prior written consent of GenVec (which consent shall not be unreasonably withheld or delayed) and except as set forth in Section 4.6(b) of the Diacrin Disclosure Letter or expressly contemplated or permitted by this Agreement or the Plan of Merger:

(1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3)   issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof;

(4)   (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, as reflected in the Diacrin Disclosure Letter or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Diacrin or the Diacrin Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Diacrin in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Diacrin or the Diacrin Subsidiary or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Diacrin or the Diacrin Subsidiary against fluctuations in commodities prices or exchange rates;

(5)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6)   amend its articles or certificate of incorporation or bylaws;

(7)   merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity; acquire control over any other firm, corporation or entity or organization or create and new Subsidiary;

(8)   liquidate or sell or dispose of or license any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; enter into or modify any leases or enter into or modify any agreements or other contracts that involve annual payments by Diacrin or the Diacrin Subsidiary that exceed $25,000 in any instance or $100,000 in the aggregate;

(9)   increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or accelerate (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(10)   materially change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by law;

(11)   modify, amend or terminate any material contract or agreement to which Diacrin or the Diacrin Subsidiary is party, or knowingly waive, release or assign any material rights or claims;

(12)   enter into any material contract or agreement;

(13)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax Return;

(14)   initiate, compromise or settle any material litigation or arbitration proceeding;

(15)   fail to pay accounts payable and other obligations in the ordinary course of business;

(16)   authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a “Diacrin Takeover Proposal” (as defined below), or, except to the extent required for the discharge of the fiduciary duties of its board of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided however, that Diacrin may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Diacrin Board, after consultation with outside counsel, such communication is required under applicable law.  Diacrin will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein.  Diacrin will notify GenVec immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Diacrin, and Diacrin will promptly inform GenVec in writing of all of the relevant details with respect to the foregoing.  As used in this

 Agreement, “Diacrin Takeover Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Diacrin or the Diacrin Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Diacrin or the Diacrin Subsidiary other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; and

(17)   agree to do any of the foregoing.

4.7.   Covenants of GenVec

(a)   Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by Diacrin, GenVec shall use its commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)   GenVec shall not, except with the prior written consent of Diacrin (which consent shall not be unreasonably withheld or delayed) and except as set forth in Section 4.7(b) of the GenVec Disclosure Letter or expressly contemplated or permitted by this Agreement or the Plan of Merger:

(1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3)   issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof;

(4)   (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, as reflected in the GenVec Disclosure Letter or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of GenVec, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of GenVec in the ordinary course of business) or capital contributions to, or investment in, any other person, other than GenVec or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect GenVec against fluctuations in commodities prices or exchange rates;

(5)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6)   amend its articles or certificate of incorporation or bylaws, except that the GenVec Board shall be entitled to adopt an amendment to the GenVec Articles to increase the number of shares of authorized common stock and such proposal may be considered and voted on by the stockholders of GenVec at the GenVec Meeting (it being agreed that the approval of such proposal would not be a condition to the consummation of the Merger);

(7)   merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity; acquire control over any other firm, corporation or entity or organization or create any Subsidiary;

(8)   liquidate or sell or dispose of or license any material assets or acquire any material assets; make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; enter into or modify any leases or enter into or modify any agreements or other contracts that involve annual payments by GenVec that exceed $25,000 in any instance or $100,000 in the aggregate;

(9)   increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees other than in the ordinary course of business in a manner consistent with past practice; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or accelerate (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(10)   materially change its methods of accounting in effect at December 31, 2002, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by law;

(11)   modify, amend or terminate any material contract or agreement to which GenVec is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of GenVec);

(12)   enter into any material contract or agreement;

(13)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax Return;

(14)   initiate, compromise or settle any material litigation or arbitration proceeding;

(15)   fail to pay accounts payable and other obligations in the ordinary course of business;

(16)   authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a “GenVec Takeover Proposal” (as defined below), or, except to the extent required for the discharge of the fiduciary duties of its board of directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided however, that GenVec may communicate information about any such takeover proposal to its stockholders if, in the judgment of the GenVec Board, after consultation with outside counsel, such communication is required under applicable law.  GenVec will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein.  GenVec will notify Diacrin immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, GenVec, and GenVec will promptly inform Diacrin in writing of all of the relevant details with respect to the foregoing.  As used in this Agreement, “GenVec Takeover Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GenVec or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, GenVec other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; and

(17)   agree to do any of the foregoing.

4.8.   Closing; Articles of Merger

The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of Arnold & Porter, 555 Twelfth Street, N.W., Washington D.C. 20004-1206, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or such later date during such month in which such business day shall occur thereafter as may be agreed by Diacrin and GenVec.  In connection with such Closing, GenVec shall execute a certificate of merger and shall cause such certificate of merger to be delivered to the Delaware Secretary of State in accordance with DGCL.  The Merger shall be effective at the time and on the date specified in such certificate of merger.  The parties shall make such additional filings as shall be required by applicable law.

4.9.   Directors and Management; Indemnification

(a)   (1)  GenVec and the GenVec Board shall take such action as may be necessary to cause the number of directors comprising the full GenVec Board immediately prior to or at the Closing Date to be nine (9), comprised of Wayne T. Hockmeyer, Barbara Hackman Franklin, Harold R. Werner, William N. Kelley and Paul H. Fischer, who are currently directors of GenVec (together with any successors designated by them pursuant to this Section 4.9(a), the “GenVec Incumbents”), and Thomas H. Fraser, Joshua Ruch, Zola P. Horovitz and Stelios Papadopoulos, who are currently directors of Diacrin (together with any successors designated by them pursuant to this Section 4.9(a), the “Diacrin Incumbents”).  In the event that any of Messrs. Hockmeyer, Werner, Kelley or Fischer or Ms. Franklin is unable or unwilling to serve as a member of the GenVec Board as of the Closing Date, GenVec shall designate a replacement to serve in his or her place provided such individual is reasonably acceptable to Diacrin.  In the event that any of Messrs. Fraser, Ruch, Horovitz or Papadopoulos is unable or unwilling to serve as a member of the GenVec Board as of the Closing Date, Diacrin shall designate a replacement to serve in his place, provided such individual is reasonably acceptable to GenVec.  Effective upon the Closing, GenVec will enter into an agreement with Dr. Fraser providing for Dr. Fraser to (i) serve as chairman of the GenVec Board at all times when Dr. Fraser is a director of GenVec; (ii) devote approximately 20% of his working time to the business and affairs of GenVec (including time spent in his capacity as a director) and (iii) be paid $30,000 per year for such services (which amount shall be in addition to the compensation he otherwise receives in his role as a director and as Chairman of the Board).

(2)  If at any time prior to the date that is three (3) years after the Closing Date:  (i) any GenVec Incumbent resigns, retires or is unable or unwilling to serve as a member of the GenVec Board or a vacancy otherwise occurs in respect of a position previously held by an GenVec Incumbent, the remaining GenVec Incumbents shall be entitled to designate a replacement to serve in his or her place; or (ii) any Diacrin Incumbent resigns, retires or is unable or unwilling to serve as a member of the GenVec Board or a vacancy otherwise occurs in respect of a position previously held by a Diacrin Incumbent, the remaining Diacrin Incumbents shall be entitled to designate a replacement to serve in his or her place.

(3)  During the three-year period following the Closing Date:  (i) when the term of office as a director of any GenVec Incumbent expires, the GenVec Incumbents then in office shall be entitled to designate the individual to be nominated for election to fill the vacancy created because of the expired term; or (ii) when the term of office as a director of any Diacrin Incumbent expires, the Diacrin Incumbents shall be entitled to designate the individual to be nominated for election to fill the vacancy created because of the expired term.

(b)   From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Diacrin or the Diacrin

Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to matters existing or occurring at or prior to the Effective Date, GenVec shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation (and GenVec shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Parties to whom expenses are advanced provide an undertaking to repay such advances if it is ultimately determined that such Indemnified Parties are is not entitled to indemnification).  In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (1) GenVec shall have the right to assume the defense thereof and upon such assumption GenVec shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if GenVec elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between GenVec and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and GenVec shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) GenVec shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (3) GenVec shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.  GenVec’s obligations under this Section 4.9(b) continue in full force and effect until the later of (i) the sixth anniversary of the Effective Date and (ii) the final resolution of any claim, action, suit, proceeding or investigation commenced prior to the sixth anniversary of the Effective Date.

(c)   GenVec agrees that all rights to indemnification and all limitations on liability existing in favor of the current and former directors, officers and employees of Diacrin and the Diacrin Subsidiary (the “Covered Parties”) as provided in their respective certificate or articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(d)   GenVec, from and after the Effective Date, will directly or indirectly cause the persons who served as directors or officers of Diacrin on or before the Effective Date to be covered by Diacrin’s existing directors’ and officers’ liability insurance policy (provided that GenVec may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy).  Such insurance coverage, shall commence on the Effective Date and will be provided for a period of no less than six (6) years after the Effective Date; provided that in no event shall GenVec by required to expend more than $500,000 to maintain or procure insurance coverage pursuant hereto.

(e)   In the event GenVec or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GenVec assume the obligations set forth in this section.

(f)   The provisions of Section 4.9(b), (c), (d) and (e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

4.10.   Affiliates; Registration Rights

(a)   Diacrin shall use commercially reasonable efforts to identify those persons who may be deemed to be “affiliates” of Diacrin within the meaning of Rule 145 promulgated by the Commission under the Securities Act (each a “Diacrin Rule 145 Affiliate”).  Diacrin shall use commercially reasonable efforts to cause each person so identified to deliver to GenVec no later than the Effective Date, a written agreement (which agreement shall be substantially in the form of attached to the Diacrin Disclosure Letter).

(b)   Prior to the Effective Date, GenVec shall file and use its best efforts to have declared effective a resale shelf registration statement (which may be part of the Registration Statement) permitting each Diacrin Rule 145 Affiliate who would become the holder of more than 1% of the GenVec outstanding common stock upon consummation of the Merger (and its distributees, in the case of partnerships and other entities) to publicly resell such shares without regard to the volume and other restrictions imposed by Rule 145.  GenVec shall use its best efforts to maintain such resale registration statement effective until such time as Rule 145 no longer restricts the public resale of such securities.

4.11.   Stockholder Litigation

Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Date, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

4.12.   Exemption from Liability Under Section 16(b)

(a)   The GenVec Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act),

shall adopt a resolution in advance of the Effective Date providing that the receipt by Diacrin Insiders of GenVec Common Stock in exchange for shares of Diacrin Common Stock, and of options to purchase GenVec Common Stock upon assumption and conversion of Diacrin stock options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b)   For purposes of this Agreement, “Section 16 Information” means information regarding Diacrin Insiders and the number of shares of Diacrin Common Stock or other Diacrin equity securities deemed to be beneficially owned by each such Diacrin Insider and expected to be exchanged for GenVec Common Stock, or options to purchase GenVec Common Stock, in each case, in connection with the Merger which shall be provided by Diacrin to GenVec no later than 10 business days prior to the Closing.

(c)   For purposes of this Agreement, “Diacrin Insiders” means those officers and directors of Diacrin who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

4.13.   Employee Matters

(a)   Following the Effective Date, GenVec will give each employee of Diacrin immediately prior to the Effective Date who continues as an employee of GenVec (“Continuing Employee”) credit for prior service with Diacrin or the Diacrin Subsidiary as if it were service with GenVec for purposes of (i) eligibility and vesting (but not benefit accrual) under any GenVec Plans and (ii) determination of benefits levels under any GenVec Plan or policy that provides vacation or severance pay or benefits, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits.  Nothing in this Section 4.13 or elsewhere in this Agreement shall be construed to create any obligation on the part of GenVec to continue to employ any Diacrin employee.

(b)   GenVec and Diacrin will use commercially reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

4.14.   NASDAQ Quotations

Diacrin and GenVec each agree to use their best efforts to continue the quotation of their respective common stock on The Nasdaq Stock Market during the term of this Agreement.

4.15.   Amendment to GenVec Rights Plan

The GenVec Board will take all necessary action to irrevocably amend the GenVec Rights Agreement so that the consummation of the transactions contemplated by this Agreement and the Plan of Merger will not result in the Rights (as defined in the GenVec

Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of GenVec Common Stock.

ARTICLE 5

CONDITIONS PRECEDENT

5.1.   Conditions Precedent — GenVec and Diacrin

The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a)   The Diacrin Voting Proposal shall have been approved and adopted at the Diacrin Meeting, at which a quorum is present, by the requisite vote of the stockholders of Diacrin under applicable law and the Diacrin Articles.  The GenVec Voting Proposal shall have been approved at the GenVec Meeting, at which a quorum is present, by the requisite vote of the stockholders of GenVec under applicable law, GenVec Articles and stock market regulation;

(b)   Other than filing the Plan of Merger, the parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

(c)   The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding shall be pending or to the knowledge of GenVec threatened by the Commission to suspend the effectiveness of such Registration Statement, and GenVec shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary; and

(d)   Neither GenVec nor Diacrin shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

5.2.   Conditions Precedent — Diacrin

The obligations of Diacrin to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Diacrin pursuant to Section 6.4 hereof:

(a)   The representations and warranties of GenVec set forth in Article 3 hereof shall be true and correct (i) as of the date of this Reorganization Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on GenVec);

(b)   GenVec shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

(c)   GenVec shall have received all consents and approvals of third parties listed and marked with an asterisk in Section 3.5(c) of the GenVec Disclosure Letter and any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on GenVec;

(d)   GenVec shall have delivered to Diacrin a certificate, dated the Closing Date and signed by its respective Chairman, Chief Executive Officer, or President to the effect that the conditions set forth in paragraphs (a) through (c) of this Section have been satisfied; and

(e)   Diacrin shall have received an opinion of Hale and Dorr LLP, in a reasonably acceptable form to Diacrin dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in letters from Diacrin and GenVec to Hale and Dorr LLP or referred to in such opinion, the Merger shall be treated for United Sates federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Arnold & Porter renders such opinion (it being agreed that Hale and Dorr LLP or Arnold & Porter, as the case may be, shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

5.3.   Conditions Precedent — GenVec

The obligations of GenVec to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by GenVec pursuant to Section 6.4 hereof:

(a)   The representations and warranties of Diacrin set forth in Article 2 hereof shall be true and correct (i) as of the date of this Reorganization Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Diacrin);

(b)   Diacrin shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

(c)   Diacrin shall have received all consents and approvals of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Diacrin; and

(d)   Diacrin shall have delivered to GenVec a certificate, dated the Closing Date and signed by its Chairman, Chief Executive Officer or President to the effect that the conditions set forth in paragraphs (a) through (c) of this Section have been satisfied.

(e)   GenVec shall have received an opinion of Arnold & Porter, in a reasonably acceptable form to GenVec, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in letters from GenVec and Diacrin to Arnold & Porter or referred to in such opinion, the Merger shall be treated for United Sates federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Arnold & Porter does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion (it being agreed that Arnold & Porter and Hale and Dorr LLP, as the case may be, shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

ARTICLE 6

TERMINATION, WAIVER AND AMENDMENT

6.1.   Termination

This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the stockholders of GenVec and Diacrin:

(a)   At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

(b)   At any time on or prior to the Closing Date, by GenVec in writing, if Diacrin has, or by Diacrin in writing, if GenVec has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Outside Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof.

(c)   At any time, by any party hereto in writing, if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining, restraining or otherwise prohibiting the Merger;

(d)   At any time on or prior to the Effective Date, by either GenVec or Diacrin if at the Diacrin Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Diacrin Voting Proposal is taken, the requisite vote of the stockholders of Diacrin in favor of the Diacrin Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement);

(e)   At any time on or prior to the Effective Date, by either GenVec or Diacrin if at the GenVec Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the GenVec Voting Proposal is taken, the requisite vote of the stockholders of GenVec in favor of the GenVec Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 6.1(e) shall not be available to any party seeking termination if at such time such party is in breach of or has failed to fulfill its obligations under this Agreement);

(f)   By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 2003 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(g)   By GenVec, if:  (i) the Diacrin Board withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to GenVec or shall have resolved to do so; (ii) the Diacrin Board shall have recommended to the stockholders of Diacrin a Diacrin Takeover Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Diacrin Takeover Proposal; (iii) Diacrin shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Diacrin Board in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the Diacrin Board fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after GenVec requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of Diacrin, the notice calling the Diacrin Meeting to approve the Plan of Merger shall not have been mailed prior to September 2, 2003; (vi) Diacrin shall have intentionally breached its obligations under Section 4.6(b)(16); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Diacrin is commenced, and the Diacrin Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that Diacrin or any of the other persons described in Section 4.6(b)(16) has taken any of the actions set forth in Section 4.6(b)(16) in compliance with the terms of Section 4.6(b)(16), together with a statement that the Diacrin Board continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement; or

(h)   By Diacrin, if:  (i) the GenVec Board withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to Diacrin or shall have resolved to do so; (ii) the GenVec Board shall have recommended to the stockholders of GenVec a GenVec Takeover Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any GenVec Takeover Proposal; (iii) GenVec shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the GenVec Board in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the GenVec Board fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after Diacrin requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of GenVec, the notice calling the GenVec Meeting to approve the Plan of Merger shall not have been mailed prior to September 2, 2003; (vi) GenVec shall have intentionally breached its obligations under Section 4.7(b)(16); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of GenVec is commenced, and the GenVec Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that GenVec or any of the other persons described in Section 4.7(b)(16) has taken any of the actions set forth in Section 4.7(b)(16) in compliance with the terms of Section 4.7(b)(16), together with a statement that the GenVec Board continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement.

6.2.   Effect of Termination

In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

6.3.   Survival of Representations, Warranties and Covenants

All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive GenVec or Diacrin (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either GenVec or Diacrin, the aforesaid representations, warranties and covenants being material inducements to the consummation by GenVec and Diacrin of the transactions contemplated herein.

6.4.   Waiver

Except with respect to any required stockholder or regulatory approval, GenVec and Diacrin, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Diacrin and GenVec) extend the time for the performance of any of the obligations or other acts of Diacrin, on the one hand, or GenVec, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Diacrin or GenVec shall change the number of shares of GenVec Common Stock into which each share of Diacrin Common Stock shall be converted pursuant to the Merger.

6.5.   Amendment or Supplement

This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto.  Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

ARTICLE 7

MISCELLANEOUS

7.1.   Expenses and Fees

(a)   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that GenVec and Diacrin each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement/Prospectus.  Notwithstanding the foregoing provisions of this Section 7.1, if this Reorganization Agreement and the Plan of Merger are terminated by either party pursuant to Section 6.1(b) hereof because of a willful breach by the other party of any representation, warranty, covenant or agreement as set forth in Section 6.1(b), and provided that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant or agreement contained herein or in the Plan of Merger, then the breaching party shall bear and pay all the costs and expenses incurred by the parties, with respect to the fees and expenses of financial and other consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Reorganization Agreement, including the preparation of the Registration Statement and Joint Proxy Statement/Prospectus and the solicitation of proxies, in each case that are not employees of the party that incurred such fees and expenses.  Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement and the Plan of Merger.

(b)   Diacrin agrees that:

(1)   if (A) GenVec or Diacrin shall terminate this Reorganization Agreement pursuant to Section 6.1(d), (B) prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a Diacrin Takeover Proposal shall have been publicly announced with respect to Diacrin, and (C) the transaction contemplated by the Diacrin Takeover Proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such Diacrin Takeover Proposal is executed within 12 months after the date of such termination and such Diacrin Takeover Proposal is consummated within 18 months after the date of such termination, then Diacrin shall pay to GenVec on the date such transaction is consummated a fee of $1,200,000 (the “Fee”), which amount shall be payable in immediately available funds; and

(2)   if GenVec shall terminate this Agreement pursuant to Section 6.1(g), then Diacrin shall pay to GenVec promptly (but in any event no later than one business day after the date of termination) the Fee, which amount shall be payable in immediately available funds.

(c)   GenVec agrees that:

(1)   if (A) Diacrin or GenVec shall terminate this Reorganization Agreement pursuant to Section 6.1(e), (B) prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a GenVec Takeover Proposal shall have been publicly announced with respect to GenVec, and (C) the transaction contemplated by the GenVec Takeover Proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such GenVec Takeover Proposal is executed within 12 months after the date of such termination and such GenVec Takeover Proposal is consummated within 18 months after the date of such termination, then Diacrin shall pay to GenVec on the date such transaction is the Fee, which amount shall be payable in immediately available funds; and

(2)   if Diacrin shall terminate this Agreement pursuant to Section 6.1(h), then GenVec shall pay to Diacrin promptly (but in any event no later than one business day after the date of termination) the Fee, which amount shall be payable in immediately available funds.

(d)   Diacrin and GenVec acknowledge that the agreements contained in this Section 7.1 are an integral part of the transactions contemplated by this Reorganization Agreement.  In the event that Diacrin or GenVec, as the case may be, shall fail to pay the Fee or any expenses when due, the term “expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Diacrin or GenVec, as the case may be (including, without limitation, the reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.1, together with interest on such unpaid Fee and expenses, commencing on the date that the Fee or such expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, as such bank’s prime rate plus 1.00%.  Payment of the fees and expenses described in this Section 7.1 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Reorganization Agreement.

7.2.   Entire Agreement

This Reorganization Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement.  The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors.  Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.   No Assignment

No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

7.4.   Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to GenVec:

GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Attention: Paul H. Fischer, PhD
Tel. No.: (240) 632-5500
Fax No.: (240) 632-0735

With a required copy to:

Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004
Attention: Steven Kaplan, Esq.
Tel. No.: (202) 942-5998
Fax No.: (202) 942-5999

If to Diacrin:

Diacrin, Inc.
Building 96, 13th Street
Charlestown, MA 02120
Attention: Thomas H. Fraser, PhD
Tel. No.: (617) 242-9100
Fax No.: (617) 242-0700

With a required copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Tel. No.: (617) 526-6410
Fax No.: (617) 526-5000

7.5.   Captions

The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.   Counterparts

This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.   Governing Law

This Reorganization Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.  All actions and proceedings arising out of or relating to this Reorganization Agreement and the Plan of Merger shall be heard and determined exclusively in any Delaware state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Reorganization Agreement or the Plan of Merger brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Reorganization Agreement or the Plan of Merger may not be enforced in or by any of the above-named courts.

7.8.   Specific Performance

The parties hereto agree that irreparable damage would occur in the event any provision of this Reorganization Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

GenVec, Inc.

/s/ Paul H. Fischer
Paul H. Fischer, PhD
Chief Executive Officer

Diacrin, Inc.

/s/ Thomas H. Fraser
Thomas H. Fraser, PhD
President & Chief Executive Officer

Annex A

AGREEMENT AND PLAN OF MERGER OF

DIACRIN, INC.

WITH AND INTO GENVEC, INC.

AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated as of April 14, 2003, by and between GenVec, Inc. (“GenVec”), a Delaware corporation having its principal executive office at 65 West Watkins Mill Road, Gaithersburg, MD 20878, and Diacrin, Inc. (“Diacrin”), a Delaware corporation having its principal executive office at Building 96, 13th Street, Charlestown, MA 02129.

WITNESSETH

WHEREAS, the respective Boards of Directors of Diacrin and GenVec deem the merger of Diacrin with and into GenVec, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective stockholders, and the respective Boards of Directors of Diacrin and GenVec have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith (“Reorganization Agreement”);

WHEREAS, the parties hereto desire that Diacrin shall be merged with and into GenVec, with GenVec as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

MERGER

Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Diacrin shall be merged with and into GenVec, pursuant to the provisions of, and with the effect provided in Section 259 of the General Corporation Law of the State of Delaware (said transaction being hereinafter referred to as the “Merger”).  At the Effective Time, the separate existence of Diacrin shall cease and GenVec, as the surviving entity, shall continue unaffected and unimpaired by the Merger.

(GenVec as existing on and after the Effective Time being hereinafter sometimes referred to as the “Surviving Corporation.”)

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

The Certificate of Incorporation and the By-Laws of GenVec in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

The directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, shall be the following persons divided into three classes as set forth below:

Term Expiring 2004

Zola P. Horowitz

William N. Kelley

Harold R. Werner

Term Expiring 2005

Barbara Hackman Franklin

Stelios Papadopolous

Joshua Ruch

Term Expiring 2006

Paul H. Fischer

Thomas H. Fraser

Wayne T. Hockmeyer

The officers of GenVec immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

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ARTICLE IV

CAPITAL

The shares of capital stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

ARTICLE V

CONVERSION AND EXCHANGE OF DIACRIN

SHARES; FRACTIONAL SHARE INTERESTS

1.             At the Effective Time, each share of the common stock of Diacrin, par value $0.01 per share (“Diacrin Common Stock”), issued and outstanding immediately prior to the Effective Date (except as provided in Paragraphs 2, 5 and 7 of this Article), shall by virtue of the Merger be converted into 1.5292 fully paid and non-assessable shares of Common Stock, par value $0.001 per share of GenVec (“GenVec Common Stock”) (the “Exchange Ratio”).

2.             At the Effective Time, all shares of Diacrin Common Stock held in the treasury of Diacrin or owned beneficially by any subsidiary of Diacrin and all shares of Diacrin Common Stock owned by GenVec or owned beneficially by any subsidiary of GenVec immediately prior to the Effective Time shall be canceled and no cash, stock of GenVec or other property shall be delivered in exchange therefor.

3.             (a) As of the Effective Time, GenVec shall appoint a transfer agent or another bank or trust company reasonably acceptable to Diacrin to serve as exchange agent (the “Exchange Agent”).

(b)           As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate representing shares of Diacrin Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for new certificates representing shares of GenVec Common Stock (plus cash in lieu of fractional shares, if any, of GenVec Common Stock and any dividends or distributions as provided below).  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GenVec, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of GenVec Common Stock which such holder has the right to receive pursuant to the provisions of this Article V plus cash, without interest, in lieu of fractional shares pursuant to Paragraph 7 of this Article V and

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any dividends or distributions then payable pursuant to Paragraph 3(c) of this Article V, and the Certificate so surrendered shall immediately be cancelled.

(c)           No dividends or other distributions declared after the Effective Time with respect to GenVec Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V.  After the surrender of a Certificate in accordance with this Article V,  the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GenVec Common Stock represented by such Certificate.  Certificates surrendered for exchange by any person who is an “affiliate” of Diacrin for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of GenVec Common Stock until GenVec has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement.  If any certificate for shares of GenVec Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of GenVec or its agent that such taxes are not payable.

4.             After the Effective Time, the stock transfer books of Diacrin shall be closed and no transfer of Diacrin Common Stock shall thereafter be made or recognized.  Any other provision of this Plan of Merger notwithstanding, neither GenVec or its agent nor any party to the Merger shall be liable to a holder of Diacrin Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.             In the event that after the date of the execution of the Reorganization Agreement but prior to the Effective Time the outstanding shares of GenVec Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in GenVec’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of GenVec Common Stock to be thereafter delivered pursuant to this Plan of Merger. In the event that after the date of the execution of the Reorganization Agreement but prior to the Effective Time the outstanding shares of Diacrin Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Diacrin’s capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of GenVec Common Stock to be thereafter delivered pursuant to this Plan of Merger.

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6.             (a)           At the Effective Time, each option to acquire Diacrin Common Stock granted under the 1990 Stock Option Plan, the 1994 Directors’ Stock Option Plan and the 1997 Stock Option (collectively, the “Diacrin Stock Option Plans”) and the non-statutory stock options granted to each of Dr. Denise Faustman, Robert Brown, Dr. Joseph Avruch and Dr. David H. Sachs (each a “Diacrin Option”) which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by GenVec.  Each Diacrin Option so assumed by GenVec shall continue to have, and be subject to, the same terms and conditions set forth in the Diacrin Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such Diacrin Option shall be exercisable (when vested) for that number of whole shares of GenVec Common Stock equal to the product of the number of shares of Diacrin Common Stock covered by the Diacrin Option multiplied by the Exchange Ratio, provided that any fractional shares of GenVec Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of GenVec Common Stock shall be equal to the exercise price per share of Diacrin Common Stock of such Diacrin Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.  The adjustment provided herein with respect to any Diacrin Options which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(b)           As soon as practicable after the Effective Time, GenVec shall deliver to the holders of Diacrin Options appropriate notice setting forth such holders’ rights pursuant to the Diacrin Options, as provided in this Paragraph 6 of this Article V.

(c)           GenVec shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GenVec Common Stock for delivery upon exercise of the Diacrin Options assumed in accordance with this Paragraph 6 of this Article V.  As promptly as practicable after the Effective Time, GenVec shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of GenVec Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

7.             Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of GenVec Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (less any applicable withholding tax) in an amount equal to such fractional part of a share of GenVec Common Stock multiplied by the average of the closing prices of a share of GenVec Common Stock at 4:00 p.m., Eastern Time, end of regular trading hours on the Nasdaq National Market for the five trading days prior to the

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Closing Date.  No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

8.             The provisions pertaining to Diacrin Options contained in Paragraph 6 of this Article V are intended to be for the benefit of, and shall be enforceable by, the respective holders of Diacrin Options and his or her heirs and representatives.

9.             In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by GenVec, the posting by such person of a bond in such amount as GenVec may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of GenVec Common Stock, and cash in lieu of a fractional share, to which the holder of such Certificate is entitled pursuant to Section 1 of this Article V.

ARTICLE VI

EFFECTIVE TIME OF THE MERGER

A Certificate of Merger evidencing the transactions contemplated herein shall be delivered to the Delaware Secretary of State for filing as provided in the Reorganization Agreement.  The Merger shall be effective at the time and on the date specified in such Certificate of Merger (such date and time being herein referred to as the “Effective Time”).

ARTICLE VII

FURTHER ASSURANCES

If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Diacrin, or otherwise carry out the provisions hereof, the proper officers and directors of Diacrin, as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Diacrin, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

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ARTICLE VIII

CONDITIONS PRECEDENT

The obligations of GenVec and Diacrin to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

ARTICLE IX

TERMINATION

Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the stockholders of Diacrin and GenVec, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

ARTICLE X

MISCELLANEOUS

1.             This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of GenVec and Diacrin.  Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

2.             Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

3.             The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

4.             This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

5.             This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan or reorganization within the meaning of Section 368 of the Code.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

GenVec, Inc.

/s/ Paul H. Fischer
Paul H. Fischer, PhD
Chief Executive Officer

Diacrin, Inc.

/s/ Thomas H. Fraser
Thomas H. Fraser, PhD
President & Chief Executive Officer

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